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                                                                    EXHIBIT 5.01


                               [AEGON LETTERHEAD]


                    OPINION OF GENERAL COUNSEL OF AEGON N.V.



         I am the General Counsel for AEGON N.V. (the "Company"). I am rendering this opinion in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 37,935 shares of the Company's common shares, par value 0.12 euros per share (the "AEGON Common Shares") deliverable in accordance with the AEGON USA Investment Management, Inc. Long Term Incentive Plan (the "Plan") as referred to in such Registration Statement.

         I have not investigated the laws of any jurisdiction but The Netherlands, and do not express an opinion on the laws of any jurisdiction but The Netherlands.

         I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.

         Upon the basis of the foregoing, I am of the opinion that the AEGON Common Shares deliverable in accordance with the Plan are duly authorized and when so delivered will be legally issued and fully paid.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.





                                                     /s/ ERIK LAGENDIJK
                                                     Erik Lagendijk



         The Hague, March 17, 2004